UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2010

NRG Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15891	41-1724239
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

211 Carnegie Center, Princeton, New Jersey		08540
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	609-524-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 3, 2010, NRG Energy, Inc. (the "Company") completed the early unwinding of the Common Stock Finance I notes and preferred interests ("CSF I Debt") by remitting a cash payment to Credit Suisse of approximately $242 million to settle the outstanding principal and interest, as compared to $249 million that would have been due at maturity in June 2010. As part of the unwind, Credit Suisse returned 6,600,000 shares of NRG common stock borrowed under the Share Lending Agreement between the parties and released all 12,441,973 common shares held as collateral for the CSF I Debt. The 6,600,000 shares of NRG common stock were returned to treasury stock and will no longer be treated as outstanding for corporate law purposes, thereby reducing the Company’s outstanding shares of common stock from that reported in the Company’s most recent 10-K to 255,353,023 shares as of March 3, 2010. The 6,600,000 shares were not considered outstanding for the purpose of computing and reporting the Company’s basic or diluted earnings per share in the Company’s most recent 10-K. With the recent settlement of the Common Stock Finance II notes and preferred interests in November 2009, the Company has now settled all obligations related to the Common Stock Finance I and II Note Purchase Agreements and Preferred Interest Purchase Agreements entered into in 2006, as amended from time to time, as well as the Share Lending Agreement entered into in February 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.

March 4, 2010	By:	/s/ Michael R. Bramnick

Name: Michael R. Bramnick
Title: Sr. Vice Pres. & General Counsel